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                                                                      Exhibit 23

INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Aksys, Ltd.:

We consent to incorporation by reference in the registration statement (No. 333-18073) on Form S-8 of Aksys, Ltd. of our report dated January 21, 1998, relating to the consolidated balance sheets of Aksys, Ltd. as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from January 18, 1991 (inception) through December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Aksys, Ltd.


                            KPMG Peat Marwick LLP


Chicago, Illinois
March 30, 1998